Exhibit 10.8

PARAGON 401(k) SAVINGS RESTORATION PLAN

THIS PLAN, made and executed at Sugar Land, Texas, by PARAGON OFFSHORE SERVICES LLC, a Delaware limited liability company (the “Company”),

WITNESSETH THAT:

WHEREAS, certain of the Employers (as defined below) have heretofore participated in the Noble Drilling Services Inc. 2009 401(k) Savings Restoration Plan (the “Noble 2009 Plan”) that is maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees; and

WHEREAS, as a result of a corporate spin-off effective as of August 1, 2014, each of the Employers will cease to be an affiliated company of Noble Drilling Services Inc.; and

WHEREAS, the Company desires to create a separate deferred compensation plan for the benefit of the Participants (as defined below) by accepting a spinoff from the Noble 2009 Plan as of August 1, 2014 (the “Effective Date”) as a continuation (or limited continuation, with respect to employees of Paragon Offshore International Ltd. (formerly known as Noble International Limited)) of a portion of the Noble 2009 Plan;

NOW, THEREFORE, in consideration of the premises, the portion of the Noble 2009 Plan consisting of the accounts of employees (and any alternate payee of such employees pursuant to a domestic relations order) who on the Effective Date are in the employ of:

•	the Company,

•	Paragon Offshore (GOM) Inc.
(formerly known as Noble (Gulf of Mexico) Inc.),

•	Paragon Offshore International Ltd.
(formerly known as Noble International Limited), and

•	Paragon Offshore Drilling LLC
(formerly known as Noble Drilling Corporation),

is hereby assumed by the Company and amended by restatement in its entirety to establish a new plan to be known as the Paragon 401(k) Savings Restoration Plan to be effective as of the Effective Date and to read as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

(a) “Account” means a Deferral Account or Matching Account, as the context requires.

(b) “Affiliated Company” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treas. Reg. section 1.414(c)-2.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee designated pursuant to Plan Section 2.1 to administer this Plan.

(e) “Company” means Paragon Offshore Services LLC, a Delaware limited liability company.

(f) “Deferral Account” means an account established and maintained on the books of an Employer pursuant to Plan Section 3.2 to record a Participant’s interest under this Plan attributable to (i) amounts credited to such Participant pursuant to Plan Section 3.2(a), and (ii) all amounts credited to such Participant’s Deferral Account under the Noble 2009 Plan and transferred to this Plan.

(g) “Effective Date” means August 1, 2014.

(h) “Election Period” means, with respect to a Plan Year, the period prior to the beginning of such Plan Year that is specified by the Committee for the making of deferral elections for such year pursuant to Plan Section 3.1. The term “Election Period” shall also include the 30-day election period provided for under Plan Section 3.1.

(i) “Eligible Employee” means, with respect to a Plan Year, (i) the Chief Executive Officer of the Company, and (ii) any other employee of an Employer who is designated by the Chief Executive Officer of the Company to be an Eligible Employee for such year for the purposes of this Plan.

(j) “Employer” means:

•	the Company,

•	Paragon Offshore (GOM) Inc.
(formerly known as Noble (Gulf of Mexico) Inc.),

•	Paragon Offshore International Ltd.
(formerly known as Noble International Limited),

•	Paragon Offshore Drilling LLC,
(formerly known as Noble Drilling Corporation), and

•	any other Affiliated Company that adopts both the 401(k) Plan and this Plan with the consent of the Company;

provided, that Paragon Offshore International Ltd. (formerly known as Noble International Limited) shall be considered to be an “Employer” hereunder solely for purposes of administering the Accounts transferred to this Plan from the Noble 2009 Plan attributable to employees of Paragon Offshore International Ltd. for amounts accrued prior to the Effective Date.

(k) “Financial Hardship” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code section 152, without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B)), the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant that cannot be relieved (i) through reimbursement or compensation from insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent that such liquidation would not cause severe financial hardship, or (iii) by cessation of deferrals under the Plan. A financial need arising from a foreseeable event such as the purchase of a home or the payment of education expenses for children shall not be considered to be a Financial Hardship.

(l) “401(k) Plan” means the Paragon Offshore Services LLC 401(k) Savings Plan as in effect from time to time.

(m) “Matching Account” means an account established and maintained on the books of an Employer pursuant to Plan Section 3.2 to record a Participant’s interest under this Plan attributable to (i) the amounts credited to such Participant pursuant to Plan Sections 3.2(b) and 3.2(c), and (ii) all amounts credited to such Participant’s Matching Account under the Noble 2009 Plan and transferred to this Plan.

(n) “NDSI 401(k) Plan” means the Noble Drilling Services Inc. 401(k) Savings Plan.

(o) “Noble 2009 Plan” means the Noble Drilling Services Inc. 2009 401(k) Savings Restoration Plan.

(p) “Participant” means an Eligible Employee or former Eligible Employee (including for this purpose, an employee or former employee of Paragon Offshore International Ltd.) for whom an Account is being maintained under this Plan.

(q) “Payment Date” means (i) with respect to a Participant who is not a Specified Employee, a date determined by the Committee that is no later than ninety (90) days after the date of such Participant’s Separation from Service, and (ii) with respect to a Participant who is a Specified Employee, a date determined by the Committee that is on or within ten (10)

days after the first business day that is six (6) months after the date of such Participant’s Separation from Service (or if earlier, a date determined by the Committee that is no later than ninety (90) days after the date of such Participant’s death).

(r) “Plan” means this Paragon 401(k) Savings Restoration Plan as in effect from time to time.

(s) “Plan Year” means the 12-month period commencing January 1 and ending the following December 31.

(t) “Separation from Service” means, with respect to a Participant, such Participant’s separation from service (within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each Affiliated Company. For this purpose, with respect to services as an employee, an employee’s Separation from Service shall occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

(u) “Specified Employee” means a Participant who is a specified employee within the meaning of Code section 409A(a)(2) and the regulations and other guidance promulgated thereunder. Each Specified Employee will be identified by the Chief Executive Officer of the Company on each December 31, using such definition of compensation permissible under Treas. Reg. section 1.409A-1(i)(2) as the Chief Executive Officer of the Company shall determine in his or her discretion, and each Specified Employee so identified shall be treated as a Specified Employee for the purposes of this Plan for the entire 12-month period beginning on the April 1 following a December 31 Specified Employee identification date.

ARTICLE II.

PLAN ADMINISTRATION

Section 2.1 Committee. This Plan shall be administered by the Committee appointed to administer the 401(k) Plan on behalf of the Employers. The Committee shall have discretionary and final authority to interpret and implement the provisions of the Plan, including without limitation, authority to determine eligibility for benefits under the Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action. The members of the Committee shall have no liability for any action taken or omitted in good faith in connection with the administration of this Plan. The Employers shall indemnify, defend and hold harmless each member of the Committee and each director, officer and employee of an Employer against any claim, cost, expense (including attorneys’ fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as a member of the Committee or any other act or omission to act relating to this Plan, except in the case of such person’s fraud or willful misconduct.

ARTICLE III.

DEFERRED COMPENSATION PROVISIONS

Section 3.1 Deferral Elections. Subject to such conditions, limitations and procedures as the Committee may prescribe from time to time for the purposes of this Plan, during the Election Period for each Plan Year an Eligible Employee may elect to have the payment of (i) up to nineteen percent (19%) of the Basic Compensation (as defined in the 401(k) Plan but determined without regard to the maximum amount of compensation that may be taken into account under Code section 401(a)(17)) otherwise payable by an Employer to him or her for such year, and (ii) all or any portion of any bonus otherwise payable by an Employer to him or her for such year, deferred for future payment by such Employer in such manner and at such time or times permitted under Plan Section 3.4 as shall be specified by such Eligible Employee in such election. If an individual becomes an Eligible Employee for the first time during a Plan Year, such Eligible Employee may make the elections referred to in this Plan Section 3.1 within thirty (30) days after the date he or she first becomes an Eligible Employee; provided, however, that the Basic Compensation and/or bonus deferral elections so made shall apply only to the Basic Compensation and/or bonus amounts otherwise payable to such Eligible Employee for services performed after the end of said 30-day period. All elections made during an Election Period pursuant to this Plan Section 3.1 shall be made in such written or electronic form as may be prescribed by the Committee, and when filed with or as directed by the Committee, shall be irrevocable after the end of such Election Period. A deferral election made by a Participant during an Election Period prior to the Effective Date pursuant to Section 3.1 of the Noble 2009 Plan shall remain in effect for Basic Compensation payable for the remainder of the 2014 Plan Year and with respect to any bonus for the 2014 or earlier Plan Year.

Section 3.2 Participant Accounts. Each Employer shall establish and maintain on its books a Deferral Account and a Matching Account for each Participant as of the Effective Date to reflect the amounts transferred to this Plan from the Noble 2009 Plan with respect to which such Employer is liable or has assumed liability pursuant to Section 5.1. In addition, for each Plan Year an Employer shall establish and maintain on its books a Deferral Account and a Matching Account for each Eligible Employee employed by such Employer who elects to defer the receipt of compensation for such year pursuant to Plan Section 3.1. Each such Account shall be designated by the name of the Participant for whom established and the Plan Year to which it relates, and shall be credited in accordance with the following provisions:

(a) The amount of any compensation otherwise payable by an Employer to a Participant for each month during a Plan Year that such Participant has elected to defer pursuant to Plan Section 3.1 shall be credited (as a dollar amount) by such Employer to such Participant’s Deferral Account for that year as soon as practicable (but in no event later than fifteen (15) business days) after the end of the month during which such amount would otherwise have been paid by such Employer to such Participant.

(b) For the Plan Year ending December 31, 2014, if a Participant elects to defer the receipt of compensation pursuant to Section 3.1(i) and makes either (i) the maximum combined elective deferrals to the NDSI 401(k) Plan and the 401(k) Plan that are permitted under Code section 402(g) (excluding catch-up contributions), or (ii) the maximum elective contributions to the NDSI 401(k) Plan and the 401(k) Plan that are permitted under the terms of such plans (excluding catch-up contributions), such Participant’s Matching Account for the Plan Year ending December 31, 2014 shall be credited with a dollar amount equal to the lesser of:

(1) the lesser of:

(i) 6% of such Participant’s Basic Compensation (as defined in the 401(k) Plan, including as limited by the maximum amount limitation required under Code section 401(a)(17)), multiplied by the matching percentage (i.e., either 70% or 100%) applicable to such Participant under:

•	the NDSI 401(k) Plan as of the beginning of such Plan Year, if the Participant was eligible to participate in the NDSI 401(k) Plan as of January 1, 2014;

•	the NDSI 401(k) Plan as of the subsequent date during 2014 when the Participant first became eligible to participate in such plan, if the Participant was not eligible to participate in the NDSI 401(k) Plan as of January 1, 2014; or

•	the 401(k) Plan as of the date during 2014 when the Participant first became eligible to participate in such plan, if the Participant was not eligible to participate in the NDSI 401(k) Plan during 2014;

and then reduced by the amount of the Matching Contribution actually credited to such Participant under the NDSI 401(k) Plan and the 401(k) Plan for such Plan Year, or

(ii) the “applicable dollar amount” (within the meaning of Code section 402(g)) for such Plan Year, reduced by the amount of the Matching Contribution actually credited to such Participant under the NDSI 401(k) Plan and the 401(k) Plan for such Plan Year, or

(2) the amount of the compensation deferred by such Participant under this Plan for such Plan Year pursuant to his or her election under Plan Section 3.1(i).

The amount, if any, to be credited to a Participant’s Matching Account pursuant to this Plan Section 3.2(b) shall be credited as a dollar amount to such Account as soon as practicable (but in no event later than fifteen (15) business days) after the end of the Plan Year for which such amount is being credited to such Account.

(c) For each Plan Year beginning after December 31, 2014, if a Participant elects to defer the receipt of compensation pursuant to Plan Section 3.1(i) and makes either (i) the maximum elective deferrals to the 401(k) Plan that are permitted under Code section 402(g) (excluding catch-up contributions), or (ii) the maximum elective contributions to the 401(k) Plan that are permitted under the terms of the 401(k) Plan (excluding catch-up contributions), such Participant’s Matching Account for that year shall be credited with a dollar amount equal to the lesser of:

(1) the lesser of:

(i) 6% of such Participant’s Basic Compensation (as defined in the 401(k) Plan, including as limited by the maximum amount limitation required under Code section 401(a)(17)), multiplied by the matching percentage (i.e., either 70% or 100%) applicable to such Participant under:

•	the 401(k) Plan as of the beginning of such Plan Year, if the Participant was eligible to participate in the 401(k) Plan as of the beginning of such Plan Year; or

•	the 401(k) Plan as of the subsequent date during such Plan Year when the Participant first became eligible to participate in such plan, if the Participant was not eligible to participate in the 401(k) Plan as of the beginning of such Plan Year;

and then reduced by the amount of the Matching Contribution actually credited to such Participant under the 401(k) Plan for such Plan Year, or

(ii) the “applicable dollar amount” (within the meaning of Code section 402(g)) for such Plan Year, reduced by the amount of the Matching Contribution actually credited to such Participant under the 401(k) Plan for such Plan Year, or

(2) the amount of the compensation deferred by such Participant under this Plan for such Plan Year pursuant to his or her election under Plan Section 3.1(i).

The amount, if any, to be credited to a Participant’s Matching Account pursuant to this Plan Section 3.2(c) shall be credited as a dollar amount to such Account as soon as practicable (but in no event later than fifteen (15) business days) after the end of the Plan Year for which such amount is being credited to such Account.

(d) An Employer in its discretion may provide for the crediting of additional amounts to a Participant’s Deferral Account or Matching Account pursuant to an award made by such Employer which specifies the amount to be credited to such Account and any special terms or conditions (such as special vesting or distribution provisions) applicable under such award. Any provision of this Plan to the contrary notwithstanding, the amount credited to an Account under an award made pursuant to the provisions of this Plan Section 3.2(d) shall vest, be distributed and otherwise be governed by and administered in accordance with any special terms and conditions applicable under such award; provided, however, that the amount credited to a Matching Account pursuant to an award made pursuant to the provisions of this Plan Section 3.2(d) shall be subject to forfeiture pursuant to the provisions of Plan Section 3.7.

Section 3.3 Account Adjustments. Subject to such conditions, limitations and procedures as the Committee may prescribe from time to time in its discretion for the accounting purposes of this Plan (which may include limitations with respect to the notional investments that may be used for Account adjustment purposes), on a daily basis (or at such other times as the Committee may prescribe), the amount credited as a dollar amount to each Account maintained by an Employer for a Participant shall be adjusted to reflect (i) any Plan administration or recordkeeping expenses attributable to such Account that the Committee in its discretion determines should be borne by and changed against such Account, and (ii) the investment results that would be attributable to the notional investment of such credited amount in accordance with investment directions given by such Participant. The investment directions given and the notional investments made pursuant to this Plan Section 3.3 are fictional devices established solely for the accounting purposes of this Plan, and shall not require any Employer to make any actual investment or otherwise set aside or earmark any asset for the purposes of this Plan.

Section 3.4 Account Payments. Upon a Participant’s Separation from Service, if such Participant never became fully vested in the amount credited to his or her Company Matching Account under the 401(k) Plan, the dollar amount credited to each Matching Account maintained by an Employer for such Participant shall be reduced to the dollar amount that results from multiplying such dollar amount by the highest vested percentage that became applicable to such Participant’s Company Matching Account under the 401(k) Plan. Following such reduction, if any, the following payments and distributions shall be made or commence being made to or with respect to such Participant on his or her Payment Date:

(a) The amount credited to each Account maintained by an Employer for such Participant shall be paid by such Employer to such Participant (or, in the event of his or her death, to the beneficiary or beneficiaries designated by such Participant pursuant to Plan Section 3.5) and charged against such Account either in a single lump sum or in approximately equal annual installments over a period of five (5) years (each such installment payment to be equal to the amount credited to such Account immediately before such installment payment divided by the number of installment payments remaining to be paid), such form of distribution to be made in accordance with such Participant’s election filed with the Committee for such Account during the Election Period for the Plan Year to which such Account relates.

(b) When an amount credited to an Account maintained by an Employer for a Participant becomes distributable, such amount shall be paid by such Employer to the distributee in cash and charged against such Account. If the amount credited to an Account is paid in installments over a period of years, the provisions of Plan Section 3.3 shall continue to apply to the amount credited to such Account from time to time.

The cash payments made by an Employer to or with respect to a Participant pursuant to this Section 3.4 shall fully satisfy and discharge all of the obligations of such Employer to or with respect to such Participant under this Plan (and any such obligations that originally arose under the Noble 2009 Plan, as applicable). An Employer making a payment to or with respect to a Participant pursuant to this Plan shall withhold from any such payment and shall remit to the appropriate governmental authority, any income, employment or other tax such Employer is required by applicable law to so withhold from and remit on behalf of the payee.

Section 3.5 Designation of Beneficiaries. Any amount payable under this Plan after the death of a Participant shall be paid when otherwise due hereunder to the beneficiary or beneficiaries designated by such Participant. Such designation of beneficiary or beneficiaries shall be made in such written or electronic form as may be prescribed by the Committee, and when filed with or as directed by the Committee, shall become effective and remain in effect until changed by such Participant by the making and filing of a new such beneficiary or beneficiaries designation. If a Participant fails to so designate a beneficiary, or in the event all of the designated beneficiaries are individuals who predecease the Participant, any remaining amount payable under this Plan shall be paid when otherwise due hereunder to such Participant’s surviving spouse, if any but if none, then in equal shares to the children (including legally adopted children) of such Participant who survive such Participant, if any but if none, then to such Participant’s estate.

Section 3.6 Hardship Distributions. If a Participant who is fully vested in the amount credited to his or her Company Matching Account under the 401(k) Plan encounters a Financial Hardship or receives a hardship distribution from the 401(k) Plan, the Committee in its absolute discretion may cancel such Participant’s deferral elections under the Plan. In addition, if a Participant who is fully vested in the amount credited to his or her Company Matching Account under the 401(k) Plan incurs a Financial Hardship, the Committee in its absolute discretion may direct the Employer maintaining an Account for such Participant to pay to such Participant in cash and charge against such Account such portion of the amount then credited to such Account (including, if appropriate, the entire balance thereof) as the Committee shall determine to be reasonably necessary to satisfy the Financial Hardship need of such Participant (which amount may include the amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the Financial Hardship payment to be made to such Participant). The determination of the amount reasonably necessary to satisfy the Financial Hardship need shall take into account any additional compensation that is available to the Participant from any cancellation of his or her deferral elections under the Plan. No distribution shall be made to a Participant pursuant to this Plan Section 3.6 unless (i) such Participant’s Financial Hardship is an “unforeseeable emergency” within the meaning of Treas. Reg. section 1.409A-3(i)(3), and (ii) such Participant requests such a distribution in writing and provides to the Committee such information and documentation with respect to his or her Financial Hardship as may be requested by the Committee.

Section 3.7 Matching Account Forfeiture. Any provision of this Plan to the contrary notwithstanding, if the Committee in its absolute discretion determines that a Participant’s employment with an Employer or Affiliated Company was terminated either (i) by discharge by such Employer or Affiliated Company for cause, or (ii) by such Participant’s quitting to render services to, become employed by or otherwise directly or indirectly participate or engage in the financing or conduct of any business which competes with a business conducted by such Employer or Affiliated Company in an area where such business is then being conducted by such Employer or Affiliated Company, such Participant shall thereupon forfeit the entire amount credited to each Matching Account maintained by an Employer for such Participant.

ARTICLE IV.

AMENDMENT AND TERMINATION

Section 4.1 Amendment and Termination. The Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and at any time to terminate this Plan or any Employer’s participation hereunder; provided, however, that no such amendment or termination shall, without the written consent of the affected Participant or beneficiary of a deceased Participant, (i) reduce an Employer’s obligation for the payment of the amounts actually credited to such Participant’s Accounts as of the date of such amendment or termination, or further defer the dates for the payment of such amounts, or (ii) accelerate the time for the payment of the amounts credited to such Participant’s Accounts in a manner that subjects such amounts to the tax imposed under Code section 409A.

ARTICLE V.

MISCELLANEOUS PROVISIONS

Section 5.1 Nature of Plan and Rights. This Plan is unfunded and maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employers. The Accounts maintained under this Plan are fictional devices used solely for the accounting purposes of this Plan to determine an amount of money to be paid to a Participant pursuant to this Plan, and shall not be deemed or construed to create a trust fund or security interest of any kind for or to grant a property interest of any kind to any Participant, designated beneficiary or estate. The amounts credited by an Employer to Accounts maintained under this Plan are and for all purposes shall continue to be a part of the general liabilities of such Employer, and to the extent that a Participant, designated beneficiary or estate acquires a right to receive a payment from such Employer pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer. Except as otherwise provided herein, each Employer expressly assumes liability for the payment of benefits under this Plan for amounts credited to the Accounts of Participants (and any alternate payee of such Participants pursuant to a domestic relations order) who are employees in the employ of such

Employer as of the Effective Date attributable to amounts transferred to this Plan from the Noble 2009 Plan (“Transferred Amounts”), including any such amounts accrued prior to the date such employee became employed by such Employer.

Any provision of this Plan to the contrary notwithstanding:

(a) with respect to a Participant who is not an employee of Paragon Offshore International Ltd. as of the Effective Date, the portion of any Transferred Amounts that are attributable to a period of employment by the Participant prior to the Effective Date with Paragon Offshore International Ltd. (or its predecessor Noble International Limited) shall not be assumed by other Employers, but shall remain the liability of Paragon Offshore International Ltd.;

(b) with respect to a Participant who is an employee of Paragon Offshore International Ltd. as of the Effective Date, the portion of any Transferred Amounts that are attributable to a period of employment by the Participant prior to the Effective Date with an Employer under this Plan other than Paragon Offshore International Ltd. (or its predecessor Noble International Limited) shall not be assumed by Paragon Offshore International Ltd., but shall instead remain the liability of the Employer under this Plan that employed the Participant during such period; and

(c) with respect to a Participant who is an employee of Paragon Offshore International Ltd. as of the Effective Date, the portion of any Transferred Amounts that are attributable to a period of employment by the Participant prior to the Effective Date with an entity that is not an Employer under this Plan shall not be assumed by Paragon Offshore International Ltd., but shall instead be assumed by the Company.

Section 5.2 Spendthrift Provision. No Account balance or other right or interest under this Plan of a Participant, designated beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a domestic relations order within the meaning of Code section 414(p)), and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, designated beneficiary or estate.

Section 5.3 Employment Noncontractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Participant’s employment with an Employer, and such Employer may terminate the employment of such Participant as freely and with the same effect as if this Plan had not been established.

Section 5.4 Adoption by Other Employers. This Plan may be adopted by any Employer participating in the 401(k) Plan, subject to the approval of the Company, such adoption to be effective as of the date specified by such Employer and the Company at the time of adoption.

Section 5.5 Claims Procedure. If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee. Within sixty (60) days following the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within sixty (60) days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within sixty (60) days following the hearing thereon, and Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based. The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

Section 5.6 Tax Withholding. An Employer making a payment to or with respect to a Participant pursuant to this Plan shall withhold from any such payment, and shall remit to the appropriate governmental authority, any income, employment or other tax such Employer is required by applicable law to so withhold from and remit on behalf of the payee.

Section 5.7 Special Distributions. Any provision of this Plan to the contrary notwithstanding, the Committee in its absolute discretion may direct an Employer to accelerate the time for the making of a payment under the Plan to or with respect to a Participant to the extent that such acceleration is a permitted exception under Treas. Reg. section 1.409A-3(j)(4) (or other applicable guidance issued by the Internal Revenue Service) that does not subject such accelerated payment to the tax imposed by Code section 409A.

Section 5.8 Compliance with Code Section 409A. The compensation payable by an Employer to or with respect to a Participant pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Code section 409A, and the Plan shall be administered and construed to the fullest extent possible to reflect and implement such intent. As of the date immediately prior to the Effective Date, the Company and Noble Drilling Services Inc. were members of the same controlled group of corporations under Code section 414(b) or trades or businesses under common control under Code section 414(c), and therefore were treated as a single employer and single service recipient for purposes of Code section 409A. No change in the timing of a Participant’s Separation from Service or Payment Date for purposes of benefits accrued pursuant to the Noble 2009 Plan or under this Plan for the Plan Year in which the Effective Date occurs is intended by the establishment of the Plan, and the Plan shall not be interpreted as or administered to require any such change in the timing of a Participant’s Separation from Service or Payment Date.

Section 5.9 Applicable Law. This Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.

IN WITNESS WHEREOF, this Plan has been executed on this 24th day of July, 2014, to be effective as of the Effective Date.

PARAGON OFFSHORE SERVICES LLC

By:	/s/ Steven A. Manz
Title: Manager and Senior Vice President